UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☐	Soliciting Material under Rule 14a-12
Yahoo! Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 22, 2008, Yahoo! Inc. (the “Company”) posted certain proxy and annual meeting materials on its website at http://yhoo.client.shareholder.com/proxy/ (the “Annual Meeting Website”). The following are excerpts of text from the Annual Meeting Website:

Yahoo!’s 2008 annual meeting of stockholders will be held on Friday, August 1, 2008 at 10:00 a.m., local time, at The Fairmont San Jose, located at 170 South Market Street, San Jose, California.
The vote you will cast for directors at Yahoo!’s annual meeting is the most important for stockholders in our history.
We believe that the reelection of the eight members of our current board nominated for re-election is in the best interests of Yahoo!’s stockholders. The eight directors nominated for re-election are Roy Bostock, Ronald Burkle, Eric Hippeau, Vyomesh Joshi, Arthur Kern, Mary Agnes Wilderotter, Gary Wilson and Jerry Yang.
Under the leadership of the current board and management team we are executing on our strategy to create value and that strategy is gaining traction. Yahoo!’s board is focused on one central goal: how best to maximize stockholder value and we ask you to vote for our slate of highly qualified and capable directors standing for reelection.
We Urge You To Act Now To Protect Your Investment By Voting For Our Eight Board Nominees Today, By Telephone, Internet, Or By Signing, Dating, And Returning The WHITE Proxy Card or WHITE Voting Instruction Form.
Our Eight Board Nominees have the independence, the experience, the knowledge, and the commitment to navigate the company through the rapidly-changing Internet environment, execute on our initiatives to capitalize on the fast-growing online advertising market and to deliver value for Yahoo! and its stockholders.
The future of Yahoo! and the value of your investment are in your hands. We ask you to vote for your highly qualified and dedicated directors today. If you have questions about voting your shares, please call MacKenzie Partners, Inc. Toll-Free at (800) 322-2885.

Yahoo!’s Board of Directors recommends that you vote your shares:
•	“FOR ALL” of the Board’s following nominees for director:
Roy J. Bostock
Ronald W. Burkle
Eric Hippeau
Vyomesh Joshi
Arthur H. Kern
Mary Agnes Wilderotter
Gary L. Wilson
Jerry Yang
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 2); and

•	“AGAINST” each of the three proposals submitted by stockholders as described in Yahoo!’s proxy statement (Proposal Nos. 3 through 5).
IMPORTANT
Please note that any GOLD proxy card which you may have previously submitted will not be voted at the annual meeting. Accordingly if you previously submitted a GOLD proxy card, it is very important that you sign, date, and return the WHITE proxy card or submit your proxy by internet or telephone. Proxies granted by the GOLD proxy card included with the Icahn Group’s proxy statement will not be included in determining whether or not a quorum is present and will not be counted in tabulating the number of votes cast on the election of directors, the ratification of the Company’s appointment of an independent registered public accounting firm or the vote on the three stockholder proposals. In addition, votes that you may have previously authorized to be cast on your behalf by the Icahn Group by telephone or the internet will not be cast. You may vote again by telephone or the internet by following the instructions on the proxy voting page (http://yhoo.client.shareholder.com/proxy/proxy-voting.cfm).
Questions?
If you have any questions or require any assistance with voting your shares, please contact:
MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: yahoo@mackenziepartners.com